Exhibit 21.1

Subsidiaries of the Registrant

SUFFOLK BANCORP (REGISTRANT)

Subsidiaries of the Registrant:

Name	Jurisdiction of Organization

SUFFOLK COUNTY NATIONAL BANK	United States
(wholly owned subsidiary)

SUFFOLK GREENWAY, INC.	New York
Real Estate Investment Trust
Majority Interest (non-voting
preferred minority interest)

SCNB FINANCIAL SERVICES, INC.	New York
Investment and Insurance Agency
(wholly owned subsidiary)